Exhibit 3.1

COMPANY HAVING A SHARE CAPITAL

Memorandum of association of ACHAI Limited

Each subscriber to this memorandum of association wishes to form a company under the Companies Act 2006 and agrees to become a member of the company and to take at least one share.

Name of each subscriber	Authentication by each subscriber

Aon Corporation	/s/ Ram Padmanabhan

Dated 8 December 2011

CERTIFICATE OF INCORPORATION ON CHANGE OF NAME

Company No. 7876075

The Registrar of Companies for England and Wales hereby certifies that under the Companies Act 2006:

ACHAI LIMITED

a company incorporated as private limited by shares; having its registered office situated in England/Wales; has changed its name to:

AON GLOBAL LIMITED

Given at Companies House on 23rd December 2011